Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@caesars.com	stewartr@caesars.com

Caesars Entertainment raises guidance for fourth quarter and full year 2004

Las Vegas, January 18, 2005 – Caesars Entertainment, Inc. (NYSE: CZR) today raised its earnings guidance for the fourth quarter and full year 2004.

The company now expects that adjusted earnings per fully diluted share (EPS) for the fourth quarter, which ended December 31, will be within a range of $0.07 to $0.09. In a press release issued October 21, the company had estimated fourth quarter adjusted earnings at $0.04 to $0.06 per fully diluted share.

The company now estimates that adjusted earnings per fully diluted share for the full year 2004 will be within a range of $0.67 to $0.69.

Earnings per fully diluted share is a GAAP financial measure. Adjusted earnings per fully diluted share is a non-GAAP financial measure that is defined below under the heading, “Statement about financial measures.”

The company attributed the increase in estimated fourth quarter earnings to better-than-expected results in Atlantic City and Las Vegas. The company will provide a detailed analysis of fourth quarter performance when it releases its fourth quarter financial results on February 10.

Statement about financial measures

Adjusted earnings per fully diluted share is a non-GAAP financial measure. This measure excludes discontinued operations of the five casino properties (Atlantic City Hilton, Bally’s Tunica, Bally’s New Orleans, Caesars Tahoe and Caesars Gauteng in South Africa) that Caesars Entertainment has agreed to sell, as well as certain items normally included in operating expenses.

3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

In the past, examples of items that have not been included in adjusted earnings per fully diluted share are pre-opening expenses, asset impairments and write-downs, investment gains and losses and contract and litigation settlements. Including such items may cause GAAP financial measures to vary meaningfully from adjusted earnings per fully diluted share.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With 25 properties on three continents, 25,000 hotel rooms, two million square feet of casino space and 52,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

In July 2004, the Board of Directors of Caesars Entertainment approved an offer from Harrah’s Entertainment to acquire the company for approximately $1.8 billion and 66.3 million shares of Harrah’s common stock. The offer must be approved by shareholders of both companies and federal and state regulators before the transaction can close.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com .

NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include the earnings guidance provided herein, projections of revenues, including gaming wins, projected hold percentages, expectations of future financial performance, expectations of future economic performance by our properties, statements of belief, and/or statements regarding anticipated results. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and the company’s annual report on Form 10-K for the year ended December 31, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company also will provide these reports free of charge upon written request. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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